EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Kathleen M. Miller, Chief Financial Officer and Treasurer	York, PA 17401

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

The York Water Company Announces Proposed
Offering of Common Stock

York, Pennsylvania, September 16, 2009:  The York Water Company (NASDAQ Global Select Market: YORW) (the "Company") announced today that it plans to offer 950,000 shares of its common stock under its shelf registration statement which has been declared effective by the Securities and Exchange Commission.  The Company will also grant the underwriters a 30-day over-allotment option to purchase up to an additional 142,500 shares.

The proceeds of the offering will be used to repay a portion of the Company’s outstanding indebtedness under its line of credit agreements, which was primarily incurred to fund capital expenditures and acquisitions.

Boenning & Scattergood, Inc. and J.J.B. Hilliard, W.L. Lyons, LLC are the underwriters for the offering.  A copy of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained when available by contacting John Chuff, Boenning & Scattergood, Inc., Four Tower Bridge, 200 Barr Harbor Drive, Suite 300, West Conshohocken, PA 19428, or by email to jchuff@boenninginc.com.

The shares will be offered by means of the prospectus supplement related to this offering.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The York Water Company is the oldest investor-owned water utility in the United States and has operated continuously since 1816.  The Company impounds, purifies and distributes water to approximately 61,000 customers entirely within its franchised territory located in York County, Pennsylvania and Adams County, Pennsylvania.

###